Exhibit 6

RULE 10B5-1 TRANSACTION PLAN

This Rule 10b5-1 Transaction Plan (the “Agreement”) is entered into as of December 10, 2023, between 210/P10 Acquisition Partners, LLC, the undersigned client (the “Client”) and Clear Street LLC, a Delaware limited liability company (“Broker”).

WHEREAS, the Client wishes to establish a trading plan (the “Plan”) that satisfies the affirmative defense set forth in rule 10b5-1(c)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, Client hereby authorizes Broker to execute transaction(s) on behalf of Client in accordance with this Agreement in order to permit the transactions in securities (the “Securities”) as designated in Exhibit A, attached hereto.1

Capitalized terms used herein but not defined have the meaning given to them in Exhibit A.

NOW, THEREFORE, the Client and the Broker hereby agree as follows:

1.	Plan Requirements

(a)

Broker shall execute the orders specified in the Plan in accordance with the terms of this Agreement. All transactions effected hereunder (each, a “Transaction”) shall be made in accordance with prevailing market practices, pursuant to the limitations stated in Exhibit A.

(b)

Unless otherwise specified in Exhibit A, Transactions effected under this Agreement shall be executed on a “Not Held” basis. Not Held orders are market or limit orders that give the trader the right to use his or her discretion in the price and time of filling the order, consistent with the terms of such order. Without limiting the foregoing, Broker, in accordance with Exhibit A, is authorized to use its reasonable business judgment to determine how, when, or whether to effect any Transaction.

(c)

For clarity, and notwithstanding Exhibit A, Broker shall have no obligation to effect any transaction that Broker, in its reasonable discretion, believes would violate any federal securities law or any other law, rule, or regulation applicable to this Agreement, the Plan or any Transaction effected hereunder, or to effect any transaction that Broker believes would fall outside of the affirmative defense provided by Exchange Act rule 10b5-1 (“Rule 10b5-1”).

(d)

Any number of shares of Stock to be purchased or sold (and any corresponding purchase or sale price limits or ranges) set forth in Exhibit A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the issuer of the Stock (the “Issuer”) or any similar event that occurs during the term of this Agreement, as determined by Broker in good faith.

[1]

Note – for directors and executive officers (as defined in Exchange Act Rule 16a-1(f)) of the Issuer, there is a mandatory cooling off period and such persons must wait to initiate any trades under the Plan until the later of: (i) 90 days after adopting or modifying the plan; and (ii) the earlier of (x) two business days after the release of financial results on Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or (y) 120 days after adopting the Plan. For all other parties, other than the Issuer, the cooling off period is 30 days.

(e)

Client agrees to promptly deliver Securities now or hereafter coming into Client’s possession that are subject to sale under this Plan for so long as sales are to be conducted under the Plan, all of which shall be deposited into Client’s account in the name of Broker or its duly appointed designee.

(f)	Broker’s compensation for services rendered pursuant to this Agreement shall be as noted in Exhibit A hereto.

2.	Termination of the Purchase Plan

(a)

This Agreement is effective as of the Effective Date and shall terminate upon the earliest of: (i) 5:00 p.m. Eastern Time on the Plan Termination Date (as defined in Exhibit A); (ii) the date on which the maximum quantity of Stock specified in Exhibit A has been sold; (iii) the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Client to authorize or commence any of the foregoing; (iv) the first business day after Client or Broker notifies the other in writing that the Agreement shall terminate; (v) any breach by Client of Section 4 of this Agreement; and (vi) where Broker determines, in its sole discretion, that it is prohibited for any reason from engaging in selling activity as the Client’s agent under this Agreement. Client will provide Broker with immediate written notice should an event under subsection (iii) of this paragraph occur.

(b)

Client acknowledges and agrees that any modification or change to the amount, price, or timing of the Transactions contemplated hereunder (or, with respect to any algorithm, computer program or formula, any changes thereto that impact the amount, price, or timing) shall constitute a termination of this Agreement and require the adoption of a new Plan.

(c)

Any termination shall not cause Transactions previously effected pursuant to this Agreement to fail to be entitled to the benefits of Rule 10b5-1(c). Any termination notice shall not indicate the reasons for the termination or contain any material non-public information.

3.	Suspension of Transactions.

(a)

Client understands that Broker may suspend the purchase and sale of Securities hereunder due to a market disruption or a legal, regulatory or contractual restriction or internal policy (each, a “Transaction Restriction”) applicable to Broker, including, but not limited to, any suspension that Broker, in its reasonable discretion, deems necessary or appropriate to ensure compliance by Client and Broker with the requirements and restrictions of Rule 10b5-1;

(b)

Client understands that, while Broker is effecting Transactions pursuant hereto, Broker may continue to transact in Securities of Issuer for Broker’s own account and for the account of other customers or clients of Broker. Nothing herein shall preclude the solicitation or execution by Broker of any such transactions in a manner consistent with applicable legal requirements. Client acknowledges that Broker and its affiliates may from time to time possess material non-public information relating to the Securities or the Issuer and are under no obligation to disclose that information to Client.

4.	Client’s Representations, Warranties & Covenants

(a)

While this Agreement is in effect, Client agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Securities covered by this Agreement (including, without limitation, with respect to any securities convertible or exchangeable into the Securities) and agrees not to alter or deviate from the terms of this Agreement.

(b)

Client agrees that, until this Agreement has been terminated, Client shall not (a) enter into a binding contract regarding the purchase or sale of the Securities with another broker, dealer or other financial institution, (b) instruct another broker, dealer or other financial institution to purchase or sell the Securities on Client’s behalf or (c) adopt a plan for trading the Securities other than this Agreement. In addition, Client represents that no such contract, instruction or plan is currently in effect.[2]

(c)

Client agrees not to communicate, directly or indirectly, any material non-public information relating to the Securities or the Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing the Transactions at any time while this Agreement is in effect, provided, however, that Client shall at all times be permitted to provide to Broker any notice expressly required or permitted by this Agreement. Broker shall not consult with Client regarding any Transactions to be made pursuant to this Agreement.

(d)

As of the date hereof and, if different, the Plan Adoption Date (as defined in Exhibit A), Client represents that it is not in possession of any material non-public information regarding the Issuer or any securities of the Issuer. Client further represents and warrants that it is entering into this Agreement, and at all times will act, in good faith and not (i) as part of a plan or scheme to evade the prohibitions of Exchange Act rule 10b-5 or any other applicable federal or state law, rule, or regulation or (ii) to manipulate the price of the Securities (or any security convertible into or exchangeable or exercisable for the Securities).

(e)

Client represents and warrants that this Agreement has been duly authorized by Client and is a valid and binding agreement of Client, enforceable in accordance with its terms. Client further represents and warrants that the execution and delivery of this Agreement by the Client and the transactions contemplated by this Agreement (including, for clarity, the Transactions) will not contravene any provision of applicable law or any agreement or other instrument binding on the Client, the Securities or the Issuer, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Client, the Securities or the Issuer or its or their property. Client agrees to comply with all applicable laws, rules and regulations during the term of and in connection with this Agreement. The Client will inform Broker as soon as possible of any subsequent legal or contractual restrictions affecting the execution of the Transactions by Broker and of the occurrence of any event that would cause the Transactions and/or the Plan to be suspended or to terminate as contemplated in Sections 2 and 3 hereof.

[2]	NTD: this provision can be revised if Client is adopting a single plan but intends to execute with multiple broker-dealers.

(f)

Client represents that it has consulted its own advisors as to legal, tax, business, financial and other relevant aspects of, and has not relied upon Broker in connection with, Client’s adoption of the Plan and implementation of the activities contemplated hereunder. Client acknowledges that Broker is not acting as a fiduciary of, or an advisor to, the Client. Client (i) understands that Broker shall incur no liability in acting upon telephonic or other instructions which Broker believes in good faith to have been given by a designee of Client and (ii) except as specifically contemplated herein, shall be solely responsible for compliance with all statutes, rules and regulations applicable to Client and the transactions contemplated hereby.

(g)

Client shall be solely responsible for complying with all reporting, disclosure or filing requirements, and with any laws, rules, or regulations not mentioned herein, that may apply to the transactions contemplated hereunder or be necessary to ensure the availability of the affirmative defense provided by Rule 10b5-1, including, without limitation, compliance with Sections 13 and 16 of the Exchange Act, rule 144 and Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). Client hereby represents and covenants that, as it relates to the Transactions effected through Broker pursuant to this Agreement, Client has made and will make all disclosures required of it under applicable law, rules and regulations to ensure the availability of the affirmative defense provided by Exchange Act Rules 10b5-1.

(h)	Client has obtained all necessary and required authorizations, consents and approvals to enter into this Agreement and the transactions that are the subject of this Agreement.

(i)

If the Stock is “restricted securities” and/or Client may be deemed an “affiliate” of Issuer, as such terms are defined in rule 144 of the Securities Act (“Rule 144”), then within five (5) days of the first date on which sales, if any, can be made under this Plan, and within five (5) days of each three-month anniversary of such first date (providing that on such anniversary any sales of Stock remain pending under the Plan), Client shall execute and deliver to Broker a certification disclosing trades made by Client and its related parties within the three (3) months preceding such first date or three-month anniversary date, as the case may be, for purposes of determining compliance of sales to be made under this Agreement with Rule 144. If there were no such trades within such three (3) month period, no certification is required.

(j)

Without limiting Broker’s discretion in effecting transactions under this Agreement, Client does not intend for the Plan to be effected through a single open-market purchase or sale of the total amount of securities to be traded hereunder.

(k)

All information provided by Client under this Agreement, and any other information provided by Client upon Broker’s request in connection with this Agreement, is complete and accurate in all material respects.

(l)	Client has not exercised any influence over how, when, or whether to effect purchases or sales pursuant to the Plan other than by the terms included in the Plan.

(m)	Client is currently permitted to trade in the Securities in accordance with Issuer’s insider trading policies.

5.	Notices. Subject to the limitations contained herein, Client has authorized the following persons, including their designees, to issue instructions to Broker regarding this Agreement:

•	[name – telephone number and email]

•	[name – telephone number and email]

Client shall identify any changes to such designees to Broker in writing. Broker will not accept any change to such designees unless they are delivered in writing to the individual(s) identified below for receipt of notices under the Agreement.

Notices to Broker may be sent in writing to [name] at [address] or via email at [email].

Notices to Client may be sent in writing to [name] at [address] or via email at [email].

6.	Indemnification; Limitation of Liability.

(a)

Client agrees to indemnify, hold harmless and reimburse Broker, its affiliates and its and their employees, officers, control persons, partners, members, managers, directors, successors, assigns, consultants, contractors, agents (the “Broker Parties”) and Broker’s clearing firm, if any, on a current basis, from and against any and all losses, claims, actions, demands, suits, proceedings (including any third-party claims, actions, demands, suits and proceedings), damages, costs and expenses, including, without limitation, costs of investigation, attorneys’ fees and expenses, costs of collection, and any other costs suffered or incurred by any such Pragma Party (collectively, “Damages”), arising out of or relating to: (i) Client’s breach of this Agreement, its gross negligence, fraud or willful misconduct; (ii) any Transaction effected hereunder; (iii) any violation by Client of applicable laws or regulations, including violations by Client of Rule 10b5-1, Rule 14e-3 of the Exchange Act, or any other federal, state or foreign securities laws or regulations prohibiting trading while aware of material nonpublic information, or (iv) otherwise related to any action of inaction taken under or in reliance on this Agreement, except to the extent such Damages are directly caused by a Broker’s Party’s gross negligence or willful misconduct. This indemnification shall survive termination of this Agreement.

(b)

Notwithstanding any other provision hereof, the Broker Parties shall not be liable for any special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages or any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen.

(c)

Without limiting Section 6(b), except where resulting from Broker’s gross negligence or willful misconduct, in no event will the liability of any Broker Party to Client exceed the fees paid by Client to Broker under this Agreement in the calendar month preceding the month in which the claim first arose.

(d)

Notwithstanding any other provision hereof, Broker shall not be liable for any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

7.

Securities Contract. Client and Broker acknowledge and agree that this Agreement is a “securities contract”, as such term is defined in Section 741(7) of Title 11 of the United States Code (“Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

8.

Amendment; Assignment. Amendments to this Agreement must be in writing and signed by Broker and Client. Neither of the parties may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other.

9.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to such State’s conflict of laws rules to the extent such rules may result in the application of the law of any other state or jurisdiction.

10.

Arbitration. All disputes and controversies relating to or in any way arising out of this Agreement shall be settled by arbitration in New York, NY before and under the rules and auspices of The Financial Industry Regulatory Authority, Inc. unless otherwise agreed by the parties in writing. The award in such arbitration proceeding shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. Each party hereto shall each bear its own costs, fees and expenses unless the arbitrators specify otherwise in their award.

11.

Entire Agreement. Client acknowledges and agrees that, if applicable, the Plan and any resulting Transaction shall be subject to the terms and conditions of Client’s account agreement with Broker or Broker’s clearing firm (the “Account Agreement”) and, in the event of any inconsistency, the Account Agreement shall prevail. Subject to the preceding sentence, this Agreement constitutes the entire agreement between Broker and Client with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral and may be modified or amended only by a writing signed by such parties.

12.

Severability. If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect.

13.	Survival. Sections 6, 7, 9, 10, 11 and 12 shall survive any termination of this Agreement.

14.

Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or in portable document format or similar electronic form by email shall constitute due and effective delivery thereof.

IN WITNESS WHEREOF, each party has caused the original or a counterpart of the original of this Agreement to be executed as of the date first written above by its duly authorized representative. By signing this Agreement, Client acknowledges or is deemed to acknowledge that this Agreement contains a pre-dispute arbitration clause at Section 10 on page 6.

210/P10 Acquisition Partners, LLC

By:
Name:
Title:

Clear Street LLC

By:
Name:
Title:

EXHIBIT A

Client Name: 210/P10 Acquisition Partners, LLC

Issuer Name: P10, Inc.

Plan Commencement Date: 12-10-2023

Plan Termination Date: 12-10-2024

Commission:              per share

1.	Affiliate/“Control Person” Status – (check applicable boxes):

[ X ] I am / [ ] I am not: an executive officer3 or director of Issuer

[ X ] I am / [    ] I am not: a 10% owner of Issuer

[ X ] I have / [    ] I have not: been notified that Issuer will file Form 4 statements on my behalf, consistent with Issuer’s designation of me as a “Section 16 reporting person”

[ X ] I have / [    ] I have not: been notified by Issuer that I may be deemed an “affiliate,” as defined in Rule 144 of the Securities Act of 1933

2.	List the Stock and the class of security subject to the Plan: Class A Common Stock

3.	Name of principal market or exchange for the Securities (the “Exchange”): NYSE

4.	Type of transaction(s) subject to the Plan: ☐ Exercise of Call Options ☑ Sale of Common Stock

☐ Purchase	☐ Derivative

5.	Please indicate if the Plan covers: ☐ Stock ☐ Options ☐ Stock and Options

6.	Please indicate what type of Options, if any: ☐ Cash ☐ Cashless ☐ Listed

7.

Aggregate amount of the Stock covered by the Plan (specified in terms of number of shares or other securities or a specified dollar value of securities (after deducting commissions)) (the “Aggregate Share Number” or “Aggregate Amount”, as applicable); If Listed Option sale, include amount of Stock to underlie Listed Options[4]: 3,500,000 shares

8.

[Specify the amount, price and date for the transactions OR the written formula or algorithm to determine the amount, price and date for the transactions OR that “Broker will determine the price and date for such transactions”].

9.

[insert any other trading or plan instructions] Trades will be allowed during the P10 Open trading window—which opens two business days post earnings announcements—commencing after the required 90 day cooling off period or March 10 2024

[3]	As defined in rule 16a-1(f) under the Securities Exchange Act of 1934.
[4]

Such amount shall not exceed the number of shares of stock in the account. For the avoidance of doubt, Options in the account must be exercised before the shares of stock that underlie the Options can be used to cover writing of Listed Options.